Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Hospitality Group, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S‑3 (No. 333‑171485 and 333‑160231) and Forms S‑8 (No. 333‑127681, 333-182845, 333-196836 and 333-225183) of Ruth’s Hospitality Group, Inc. of our reports dated February 28, 2019 with respect to the consolidated balance sheets of Ruth’s Hospitality Group, Inc. as of December 30, 2018 and December 31, 2017, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three‑year period ended December 30, 2018, and the effectiveness of internal control over financial reporting as of December 30, 2018, which reports appear in the December 30, 2018 annual report on Form 10‑K of Ruth’s Hospitality Group, Inc.

Our report dated February 28, 2019, on the consolidated financial statements, contains an explanatory paragraph relating to the Company changing its method of accounting for revenue in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Orlando, Florida

February 28, 2019